Exhibit No. 99.1
News Release

CMC REPORTS SECOND QUARTER FISCAL 2025 RESULTS

•Second quarter net earnings of $25.5 million, or $0.22 per diluted share; adjusted earnings of $29.3 million, or $0.26 per diluted share
•Consolidated core EBITDA of $131.0 million in the second quarter; core EBITDA margin of 7.5%
•Solid North American construction demand drove a 3.3% increase in finished steel shipments compared to the prior year second quarter
•New project awards reached the second highest level since late fiscal 2022, leading to a healthy North America backlog volume that grew sequentially and was stable on a year-over-year basis
•Europe Steel Group achieved adjusted EBITDA breakeven during the quarter, driven by effective cost management and modest margin relief
•Profitability in the Emerging Businesses Group increased both sequentially and on a year-over-year basis, despite seasonal headwinds
•Execution of long-term strategic plan, including organic growth investments and the operational and commercial excellence program (“TAG”), is contributing positively to fiscal 2025 performance

Irving, TX - March 20, 2025 - Commercial Metals Company (NYSE: CMC) today announced financial results for its fiscal second quarter ended February 28, 2025. Second quarter net earnings was $25.5 million, or $0.22 per diluted share, on net sales of $1.8 billion, compared to prior year period net earnings of $85.8 million, or $0.73 per diluted share, on net sales of $1.8 billion.

During the second quarter of fiscal 2025, the Company recorded estimated net after-tax charges of $3.9 million primarily to reflect interest expense on the judgment amount associated with the previously disclosed Pacific Steel Group litigation. Excluding these charges, second quarter adjusted earnings were $29.3 million, or $0.26 per diluted share, compared to adjusted earnings of $85.9 million, or $0.73 per diluted share, in the prior year period. "Adjusted EBITDA," "core EBITDA," "core EBITDA margin," "adjusted earnings" and "adjusted earnings per diluted share" are non-GAAP financial measures. Details, including a reconciliation of each such non-GAAP financial measure to the most directly comparable measure prepared and presented in accordance with GAAP, can be found in the financial tables that follow.

Peter Matt, President and Chief Executive Officer, said, “In our seasonally weaker second quarter, during a period of continued economic uncertainty, the CMC team bolstered profitability across each segment by targeted actions to increase commercial discipline and optimize costs, in order to support higher margins. These efforts drove improved sequential profitability within our Europe Steel Group (excluding energy credits and rebates) and our Emerging Businesses Group, and ran counter to normal seasonal trends. Our initiatives are also contributing to financial results in our North America Steel Group, where the business remained under pressure from margin

(CMC Second Quarter Fiscal 2025 - 2)

compression in most lines of business. Encouragingly, several bright spots emerged in our North American steel business during the second half of the quarter, including improved scrap market conditions, rising long steel prices, a rebound in downstream project awards, and better price levels for new downstream work. Taken together, we believe these developments signal a near-term inflection in profitability levels heading into the spring and summer construction season."

Mr. Matt added, "Infrastructure spending remains robust and conversations with customers across other sectors and geographies continue to point toward optimism for construction activity in the quarters ahead. This sentiment is consistent with our downstream bid levels and key external indicators that suggest a strong and growing pipeline of potential future projects. We remain confident in the long-term fundamentals of the U.S. construction market, driven by structural trends including infrastructure investment, reshoring of critical manufacturing, energy transition and generation growth, and the need to address our nation's housing shortage."

Mr. Matt added, "Execution of our operational and commercial excellence program, Transform, Advance, and Grow (TAG), continued to gain momentum during the quarter and is on pace to provide the financial benefits we anticipated in fiscal 2025, with more expected to be delivered in the years beyond. This effort is a key component of our long-term strategic plan and is expected to propel value by helping CMC to drive commercial and operational excellence and other efficiencies across the organization and to achieve higher through-the-cycle margins."
The Company's balance sheet and liquidity position remained strong. As of February 28, 2025, cash and cash equivalents totaled $758.4 million, with available liquidity of nearly $1.6 billion. During the quarter, CMC repurchased 906,603 shares of common stock valued at $48.0 million in the aggregate. As of February 28, 2025, $305.3 million remained available under the current share repurchase authorization.

On March 19, 2025, the board of directors declared a quarterly dividend of $0.18 per share of CMC common stock payable to stockholders of record on March 31, 2025. The dividend to be paid on April 9, 2025, marks the 242nd consecutive quarterly payment by the Company.

(CMC Second Quarter Fiscal 2025 - 3)

Business Segments - Fiscal Second Quarter 2025 Review
Demand for CMC’s products in North America was resilient during the quarter. Shipments of finished steel products increased by 3.3% relative to the prior year period. The pipeline of potential future construction projects remained healthy as indicated by CMC’s downstream bidding activity and the Dodge Momentum Index, which measures the value of projects entering the planning phase. Downstream backlog volumes increased by nearly 10% relative to the end of the first fiscal quarter and were stable on a year-over-year basis. New contract awards improved during the second quarter and ended the period at the second highest volume since late fiscal 2022. Shipments of merchant products (MBQ) grew compared to the second quarter of fiscal 2024 as CMC has increased its ability to serve West Coast customers from the Arizona 2 micro mill.

Long steel market conditions improved throughout the quarter from a low point reached in December 2024. Domestic scrap pricing rose in both January and February prompting price increases for each of CMC’s primary steel products. The supply of imported rebar remained modest relative to the longer-term average, despite a temporary jump in arrivals during January ahead of potential tariff implementations.

Adjusted EBITDA for the North America Steel Group decreased to $128.8 million in the second quarter of fiscal 2025 from $222.3 million in the prior year period. The earnings reduction was driven by lower margins over scrap costs on steel products and downstream products. Results for the second quarter also included unrealized losses of approximately $8 million related to financial positions used to hedge CMC's physical copper exposure. The adjusted EBITDA margin for the North America Steel Group of 9.3% declined from 15.0% in the second quarter of fiscal 2024.

European market conditions in the second quarter improved modestly relative to recent periods, largely due to reduced import flows that helped establish a better balance of supply and demand. Lower import entries into the Polish market provided domestic suppliers with the ability to increase market penetration and maintain good shipment volumes despite seasonal headwinds. A sequential reduction in scrap costs led to a slight improvement in metal margins. Pricing trends within the quarter were positive, with monthly average selling prices ending the period $25 per ton above the low reached in December 2024. Financial results continued to benefit from an extensive cost management program that has meaningfully reduced controllable costs.

Adjusted EBITDA for the Europe Steel Group increased to $0.8 million in the second quarter of fiscal 2025 from a loss of $8.6 million in the prior year period. The second quarter results include a government rebate related to natural gas costs of $4.0 million. The adjusted EBITDA margin for the Europe Steel Group of 0.4% increased from (4.5%) in the second quarter of fiscal 2024.

Emerging Businesses Group (EBG) second quarter net sales of $158.9 million increased by 1.8% compared to the prior year period, while adjusted EBITDA for the segment of $23.5 million was up 31.2% on a year-over-year

(CMC Second Quarter Fiscal 2025 - 4)

basis. Improved segment profitability was driven by strong project related shipments of Performance Reinforcing Steel, as CMC continues to experience growing demand for its proprietary corrosion resistant solutions. Financial results within other EBG divisions were largely unchanged from the prior year period. Indications of future market conditions remained encouraging with pipeline measures such as project quotes and new planning activity at healthy levels. Adjusted EBITDA margin of 14.8% improved by 330 basis points compared to the prior year period.

Outlook
Mr. Matt said, “We expect consolidated financial results in our third quarter of fiscal 2025 to rebound from the second quarter level. Finished steel shipments within the North America Steel Group are anticipated to follow normal seasonal trends as we enter the spring and summer construction seasons, while our adjusted EBITDA margin is expected to increase sequentially on higher margins over scrap on steel products. Adjusted EBITDA for our Europe Steel Group should remain near breakeven, as we enter the seasonally strong period of the year and continue to benefit from extensive cost management efforts. Financial results for the Emerging Businesses Group are anticipated to improve to levels modestly above the prior year period.”

Mr. Matt concluded, “We are encouraged by recent developments across the various markets in which we participate. Margin and demand trends appear to be improving, which should position us well for the upcoming spring and summer construction season. Additionally, conversations with customers continue to indicate optimism about the coming quarters.”

Conference Call
CMC invites you to listen to a live broadcast of its second quarter fiscal 2025 conference call today, Thursday, March 20, 2025, at 11:00 a.m. ET. Peter Matt, President and Chief Executive Officer, and Paul Lawrence, Senior Vice President and Chief Financial Officer, will host the call. The call is accessible via our website at www.cmc.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay on our website on the next business day. Financial and statistical information presented in the broadcast are located on CMC's website under "Investors."

About CMC
CMC is an innovative solutions provider helping build a stronger, safer, and more sustainable world. Through an extensive manufacturing network principally located in the United States and Central Europe, we offer products and technologies to meet the critical reinforcement needs of the global construction sector. CMC’s solutions support early-stage construction across a wide variety of applications, including infrastructure, non-residential, residential, industrial, and energy generation and transmission.

(CMC Second Quarter Fiscal 2025 - 5)

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the federal securities laws with respect to general economic conditions, key macro-economic drivers that impact our business, the effects of ongoing trade actions, the effects of continued pressure on the liquidity of our customers, potential synergies and growth provided by acquisitions and strategic investments, demand for our products, shipment volumes, metal margins, the ability to operate our steel mills at full capacity, future availability and cost of supplies of raw materials and energy for our operations, growth rates in certain reportable segments, product margins within our Emerging Businesses Group segment, share repurchases, legal proceedings, construction activity, international trade, the impact of geopolitical conditions, capital expenditures, tax credits, our liquidity and our ability to satisfy future liquidity requirements, estimated contractual obligations, the expected capabilities and benefits of new facilities, the anticipated benefits and timeline for execution of our growth plan and initiatives and our expectations or beliefs concerning future events. The statements in this release that are not historical statements, are forward-looking statements. These forward-looking statements can generally be identified by phrases such as we or our management "expects," "anticipates," "believes," "estimates," "future," "intends," "may," "plans to," "ought," "could," "will," "should," "likely," "appears," "projects," "forecasts," "outlook" or other similar words or phrases, as well as by discussions of strategy, plans or intentions.

The Company's forward-looking statements are based on management’s expectations and beliefs as of the time this news release was prepared. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, new information or circumstances or any other changes. Important factors that could cause actual results to differ materially from our expectations include those described in our filings with the Securities and Exchange Commission, including, but not limited to, in Part I, Item 1A, "Risk Factors" of our annual report on Form 10-K for the fiscal year ended August 31, 2024, as well as the following: changes in economic conditions which affect demand for our products or construction activity generally, and the impact of such changes on the highly cyclical steel industry; rapid and significant changes in the price of metals, potentially impairing our inventory values due to declines in commodity prices or reducing the profitability of downstream contracts within our vertically integrated steel operations due to rising commodity pricing; excess capacity in our industry, particularly in China, and product availability from competing steel mills and other steel suppliers including import quantities and pricing; the impact of geopolitical conditions, including political turmoil and volatility, regional conflicts, terrorism and war on the global economy, inflation, energy supplies and raw materials; increased attention to environmental, social and governance ("ESG") matters, including any targets or other ESG, environmental justice or regulatory initiatives; operating and startup risks, as well as market risks associated with the commissioning of new projects could prevent us from realizing anticipated benefits and could result in a loss of all or a substantial part of our investments; impacts from global public health crises on the economy, demand for our products, global supply chain and on our operations; compliance with and changes in

(CMC Second Quarter Fiscal 2025 - 6)

existing and future laws, regulations and other legal requirements and judicial decisions that govern our business, including increased environmental regulations associated with climate change and greenhouse gas emissions; involvement in various environmental matters that may result in fines, penalties or judgments; evolving remediation technology, changing regulations, possible third-party contributions, the inherent uncertainties of the estimation process and other factors that may impact amounts accrued for environmental liabilities; potential limitations in our or our customers' abilities to access credit and non-compliance with their contractual obligations, including payment obligations; activity in repurchasing shares of our common stock under our share repurchase program; financial and non-financial covenants and restrictions on the operation of our business contained in agreements governing our debt; our ability to successfully identify, consummate and integrate acquisitions and realize any or all of the anticipated synergies or other benefits of acquisitions; the effects that acquisitions may have on our financial leverage; risks associated with acquisitions generally, such as the inability to obtain, or delays in obtaining, required approvals under applicable antitrust legislation and other regulatory and third-party consents and approvals; lower than expected future levels of revenues and higher than expected future costs; failure or inability to implement growth strategies in a timely manner; the impact of goodwill or other indefinite-lived intangible asset impairment charges; the impact of long-lived asset impairment charges; currency fluctuations; global factors, such as trade measures, military conflicts and political uncertainties, including changes to current trade regulations, such as Section 232 trade tariffs and quotas, tax legislation and other regulations which might adversely impact our business; availability and pricing of electricity, electrodes and natural gas for mill operations; our ability to hire and retain key executives and other employees; competition from other materials or from competitors that have a lower cost structure or access to greater financial resources; information technology interruptions and breaches in security; our ability to make necessary capital expenditures; availability and pricing of raw materials and other items over which we exert little influence, including scrap metal, energy and insurance; unexpected equipment failures; losses or limited potential gains due to hedging transactions; litigation claims and settlements, court decisions, regulatory rulings and legal compliance risks, including those related to the PSG litigation and other legal proceedings discussed in Note 12, Commitments and Contingencies, in Part I, Item 1, Financial Statements and in Part II, Item 1, Legal Proceedings of this Form 10-Q; risk of injury or death to employees, customers or other visitors to our operations; and civil unrest, protests and riots.

(CMC Second Quarter Fiscal 2025 - 7)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES FINANCIAL & OPERATING STATISTICS (UNAUDITED)
	Three Months Ended					Six Months Ended
(in thousands, except per ton amounts)	2/28/2025	11/30/2024	8/31/2024	5/31/2024	2/29/2024	2/28/2025	2/29/2024
North America Steel Group
Net sales to external customers	$1,386,848	$1,518,637	$1,559,520	$1,671,358	$1,486,202	$2,905,485	$3,078,852
Adjusted EBITDA	128,818	188,205	210,932	246,304	222,294	317,023	489,114
Adjusted EBITDA margin	9.3%	12.4%	13.5%	14.7%	15.0%	10.9%	15.9%

External tons shipped
Raw materials	312	339	360	371	347	651	721
Rebar	503	549	522	520	460	1,052	982
Merchant bar and other	243	241	237	244	234	484	464
Steel products	746	790	759	764	694	1,536	1,446
Downstream products	298	356	361	371	316	654	662

Average selling price per ton
Raw materials	$956	$874	$866	$970	$880	$913	$829
Steel products	814	812	843	891	905	813	898
Downstream products	1,221	1,259	1,311	1,330	1,358	1,242	1,374

Cost of raw materials per ton	$713	$677	$664	$717	$658	$695	$617
Cost of ferrous scrap utilized per ton	$338	$323	$321	$353	$379	$330	$361

Steel products metal margin per ton	$476	$489	$522	$538	$526	$483	$537

Europe Steel Group
Net sales to external customers	$198,029	$209,407	$222,085	$208,806	$192,500	$407,436	$417,675
Adjusted EBITDA	752	25,839	(3,622)	(4,192)	(8,611)	26,591	30,331
Adjusted EBITDA margin	0.4%	12.3%	(1.6)%	(2.0)%	(4.5)%	6.5%	7.3%

External tons shipped
Rebar	100	107	98	80	64	207	186
Merchant bar and other	210	206	221	217	211	416	432
Steel products	310	313	319	297	275	623	618

Average selling price per ton
Steel products	$612	$639	$667	$681	$673	$626	$651

Cost of ferrous scrap utilized per ton	$337	$370	$383	$389	$394	$353	$380

Steel products metal margin per ton	$275	$269	$284	$292	$279	$273	$271

Emerging Businesses Group
Net sales to external customers	$158,864	$169,415	$195,571	$188,593	$155,994	$328,279	$333,233
Adjusted EBITDA	23,519	22,660	42,519	38,220	17,929	46,179	48,791
Adjusted EBITDA margin	14.8%	13.4%	21.7%	20.3%	11.5%	14.1%	14.6%

(CMC Second Quarter Fiscal 2025 - 8)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES BUSINESS SEGMENTS (UNAUDITED)
	Three Months Ended					Six Months Ended
(in thousands)	2/28/2025	11/30/2024	8/31/2024	5/31/2024	2/29/2024	2/28/2025	2/29/2024
Net sales to external customers
North America Steel Group	$1,386,848	$1,518,637	$1,559,520	$1,671,358	$1,486,202	$2,905,485	$3,078,852
Europe Steel Group	198,029	209,407	222,085	208,806	192,500	407,436	417,675
Emerging Businesses Group	158,864	169,415	195,571	188,593	155,994	328,279	333,233
Corporate and Other	10,635	12,143	18,973	9,728	13,591	22,778	21,578
Total net sales to external customers	$1,754,376	$1,909,602	$1,996,149	$2,078,485	$1,848,287	$3,663,978	$3,851,338

Adjusted EBITDA
North America Steel Group	$128,818	$188,205	$210,932	$246,304	$222,294	$317,023	$489,114
Europe Steel Group	752	25,839	(3,622)	(4,192)	(8,611)	26,591	30,331
Emerging Businesses Group	23,519	22,660	42,519	38,220	17,929	46,179	48,791
Corporate and Other	(34,852)	(386,245)	(25,189)	(37,070)	(34,512)	(421,097)	(65,499)
Total adjusted EBITDA	$118,237	$(149,541)	$224,640	$243,262	$197,100	$(31,304)	$502,737

(CMC Second Quarter Fiscal 2025 - 9)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (LOSS) (UNAUDITED)
	Three Months Ended		Six Months Ended
(in thousands, except share and per share data)	February 28, 2025	February 29, 2024	February 28, 2025	February 29, 2024
Net sales	$1,754,376	$1,848,287	$3,663,978	$3,851,338
Costs and operating expenses:
Cost of goods sold	1,534,829	1,552,046	3,136,551	3,156,114
Selling, general and administrative expenses	167,560	167,444	345,418	329,976
Interest expense	11,167	11,878	22,489	23,634
Litigation expense	4,720	—	354,720	—
Net costs and operating expenses	1,718,276	1,731,368	3,859,178	3,509,724
Earnings (loss) before income taxes	36,100	116,919	(195,200)	341,614
Income tax expense (benefit)	10,627	31,072	(44,955)	79,494
Net earnings (loss)	$25,473	$85,847	$(150,245)	$262,120

Earnings (loss) per share:
Basic	$0.22	$0.74	$(1.32)	$2.25
Diluted	0.22	0.73	(1.32)	2.22

Cash dividends per share	$0.18	$0.16	$0.36	$0.32
Average basic shares outstanding	113,564,436	116,396,530	113,811,675	116,584,235
Average diluted shares outstanding	114,510,293	117,524,113	113,811,675	118,051,249

(CMC Second Quarter Fiscal 2025 - 10)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except share and per share data)	February 28, 2025	August 31, 2024
Assets
Current assets:
Cash and cash equivalents	$758,403	$857,922
Accounts receivable (less allowance for doubtful accounts of $3,787 and $3,494)	1,088,141	1,158,946
Inventories, net	978,279	971,755
Prepaid and other current assets	302,077	285,489
Assets held for sale	1,204	18,656
Total current assets	3,128,104	3,292,768
Property, plant and equipment, net	2,623,435	2,577,136
Intangible assets, net	220,461	234,869
Goodwill	383,822	385,630
Other noncurrent assets	333,888	327,436
Total assets	$6,689,710	$6,817,839
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$328,989	$350,550
Accrued contingent litigation-related loss	354,720	—
Other accrued expenses and payables	385,375	445,514
Current maturities of long-term debt	40,043	38,786
Total current liabilities	1,109,127	834,850
Deferred income taxes	185,958	276,908
Other noncurrent liabilities	227,724	255,222
Long-term debt	1,154,727	1,150,835
Total liabilities	2,677,536	2,517,815
Stockholders' equity:
Common stock, par value $0.01 per share; authorized 200,000,000 shares; issued 129,060,664 shares; outstanding 113,260,850 and 114,104,057 shares	1,290	1,290
Additional paid-in capital	392,965	407,232
Accumulated other comprehensive loss	(98,989)	(85,952)
Retained earnings	4,312,659	4,503,885
Less treasury stock, 15,799,814 and 14,956,607 shares at cost	(595,999)	(526,679)
Stockholders' equity	4,011,926	4,299,776
Stockholders' equity attributable to non-controlling interests	248	248
Total stockholders' equity	4,012,174	4,300,024
Total liabilities and stockholders' equity	$6,689,710	$6,817,839

(CMC Second Quarter Fiscal 2025 - 11)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
	Six Months Ended
(in thousands)	February 28, 2025	February 29, 2024
Cash flows from (used by) operating activities:
Net earnings (loss)	$(150,245)	$262,120
Adjustments to reconcile net earnings (loss) to net cash flows from operating activities:
Depreciation and amortization	141,021	137,485
Stock-based compensation	18,270	23,047
Write-down of inventory	15,735	10,392
Deferred income taxes and other long-term taxes	(95,090)	1,901
Litigation expense	354,720	—
Other	2,325	2,225
Changes in operating assets and liabilities	(41,271)	(87,149)
Net cash flows from operating activities	245,465	350,021
Cash flows from (used by) investing activities:
Capital expenditures	(204,454)	(160,772)
Proceeds from government assistance related to property, plant and equipment	25,000	—
Proceeds from the sale of property, plant and equipment	5,270	389
Other	(960)	1,923
Net cash flows used by investing activities	(175,144)	(158,460)
Cash flows from (used by) financing activities:
Repayments of long-term debt	(20,241)	(17,199)
Debt issuance costs	(38)	—
Proceeds from accounts receivable facilities	13,303	38,079
Repayments under accounts receivable facilities	(13,303)	(45,693)
Treasury stock acquired	(98,433)	(76,347)
Tax withholdings related to share settlements, net of purchase plans	(10,256)	(9,227)
Dividends	(40,981)	(37,374)
Net cash flows used by financing activities	(169,949)	(147,761)
Effect of exchange rate changes on cash	(501)	380
Increase (decrease) in cash, restricted cash, and cash equivalents	(100,129)	44,180
Cash, restricted cash and cash equivalents at beginning of period	859,555	595,717
Cash, restricted cash and cash equivalents at end of period	$759,426	$639,897

Supplemental information:
Cash paid for income taxes	$59,861	$86,506
Cash paid for interest	25,277	24,260

Cash and cash equivalents	$758,403	$638,261
Restricted cash	1,023	1,636
Total cash, restricted cash and cash equivalents	$759,426	$639,897

(CMC Second Quarter Fiscal 2025 - 12)

COMMERCIAL METALS COMPANY
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

This press release contains financial measures not derived in accordance with U.S. generally accepted accounting principles ("GAAP"). Reconciliations to the most comparable GAAP measure are provided below.

Adjusted EBITDA, core EBITDA, core EBITDA margin and adjusted earnings are non-GAAP financial measures. Adjusted earnings per diluted share is defined as adjusted earnings on a diluted per share basis. Core EBITDA margin is defined as core EBITDA divided by net sales. The adjustment “Settlement of New Markets Tax Credit transactions” represents the recognition of deferred revenue from 2016 and 2017 resulting from the Company’s participation in the New Markets Tax Credit program provided for in the Community Renewal Tax Relief Act of 2000 during the development of a micro mill, spooler and T-post shop located in eligible zones as determined by the Internal Revenue Service. In prior periods, the Company included within the definition of core EBITDA, core EBITDA margin, adjusted earnings and adjusted earnings per diluted share an adjustment for “Mill operational commissioning costs” related to the Company’s third micro mill, which was placed into service during the fourth quarter of fiscal 2023. Periods commencing subsequent to February 29, 2024 no longer include an adjustment for mill operational commissioning costs. Accordingly, the Company has recast core EBITDA, core EBITDA margin, adjusted earnings and adjusted earnings per diluted share for all prior periods to conform to this presentation.

Non-GAAP financial measures should be viewed in addition to, and not as alternatives for, the most directly comparable measures derived in accordance with GAAP and may not be comparable to similar measures presented by other companies. However, we believe that the non-GAAP financial measures provide relevant and useful information to management, investors, analysts, creditors and other interested parties in our industry as they allow: (i) comparison of our earnings to those of our competitors; (ii) a supplemental measure of our underlying business operational performance; and (iii) the assessment of period-to-period performance trends. Management uses non-GAAP financial measures to evaluate financial performance and set target benchmarks for annual and long-term cash incentive performance plans.

A reconciliation of net earnings (loss) to adjusted EBITDA and core EBITDA is provided below:

	Three Months Ended					Six Months Ended
(in thousands)	2/28/2025	11/30/2024	8/31/2024	5/31/2024	2/29/2024	2/28/2025	2/29/2024
Net earnings (loss)	$25,473	$(175,718)	$103,931	$119,440	$85,847	$(150,245)	$262,120
Interest expense	11,167	11,322	12,142	12,117	11,878	22,489	23,634
Income tax expense (benefit)	10,627	(55,582)	29,819	40,867	31,072	(44,955)	79,494
Depreciation and amortization	70,584	70,437	72,190	70,692	68,299	141,021	137,485
Asset impairments	386	—	6,558	146	4	386	4
Adjusted EBITDA	118,237	(149,541)	224,640	243,262	197,100	(31,304)	502,737
Non-cash equity compensation	8,038	10,232	9,173	12,846	14,988	18,270	23,047
Settlement of New Markets Tax Credit transactions	—	—	(6,748)	—	—	—	—
Litigation expense	4,720	350,000	—	—	—	354,720	—
Core EBITDA	$130,995	$210,691	$227,065	$256,108	$212,088	$341,686	$525,784

Net sales	$1,754,376	$1,909,602	$1,996,149	$2,078,485	$1,848,287	$3,663,978	$3,851,338
Core EBITDA margin	7.5%	11.0%	11.4%	12.3%	11.5%	9.3%	13.7%

(CMC Second Quarter Fiscal 2025 - 13)

A reconciliation of net earnings (loss) to adjusted earnings is provided below:

	Three Months Ended					Six Months Ended
(in thousands, except per share data)	2/28/2025	11/30/2024	8/31/2024	5/31/2024	2/29/2024	2/28/2025	2/29/2024
Net earnings (loss)	$25,473	$(175,718)	$103,931	$119,440	$85,847	$(150,245)	$262,120
Asset impairments	386	—	6,558	146	4	386	4
Settlement of New Markets Tax Credit transactions	—	—	(6,748)	—	—	—	—
Litigation expense	4,720	350,000	—	—	—	354,720	—
Total adjustments (pre-tax)	$5,106	$350,000	$(190)	$146	$4	$355,106	$4
Related tax effects on adjustments	(1,237)	(85,750)	40	(31)	(1)	(86,987)	(1)
Adjusted earnings	$29,342	$88,532	$103,781	$119,555	$85,850	$117,874	$262,123
Net earnings (loss) per diluted share	$0.22	$(1.54)	$0.90	$1.02	$0.73	$(1.32)	$2.22
Adjusted earnings per diluted share	$0.26	$0.78	$0.90	$1.02	$0.73	$1.04	$2.22

Media Contact:
Susan Gerber
(214) 689-4300